KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2018 Second Quarter Financial Results
Net income Rises 10% on Premium Growth of 21%

Company to Host Conference Call on August 9, 2018 at 8:30 a.m. ET

Kingston, NY — August 8, 2018 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended June 30, 2018.

Financial and Operational Highlights
2018 Second Quarter
(All results are compared to prior year period unless otherwise noted)

- Net income increased 9.8% to $2.8 million or $0.25 per diluted share
- Net operating income[1] increased 17.1% to $2.8 million or $0.26 per diluted share
- Net premiums earned increased 42.2% to $24.1 million
- Direct written premiums increased 21.0%; Personal lines grew by 28.1%
- Net combined ratio of 84.2% compared to 77.6%
- Return on average common equity (annualized) of 12.5% up from 11.3%
- Operating return on average common equity (annualized)[1] of 12.9% up from 10.9%

———————

[1] These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Additional Financial Information for Q2 2018" (visit www.kingstonecompanies.com).

Quarterly Dividend of $0.10 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.10 per share payable on September 14, 2018 to stockholders of record at the close of business on August 31, 2018. This is Kingstone's 29th consecutive quarterly dividend.

Management Commentary

Barry Goldstein, Kingstone's Chairman and CEO, commented "Long term plans come to realization by setting out short term goals. Becoming a northeast regional carrier is our objective, and with new business coming in from New Jersey, Rhode Island, Massachusetts and Pennsylvania, in addition to our home state of New York, we are well on our way. We are licensed in three additional New England states in which we hope to begin business by year end 2019.

As we grow and expand, there are many moving parts to consider. The quarterly growth in direct written premiums was 21%. The 42% increase in net premiums earned over the same period last year reflects this organic growth, aided in part by the reduction in quota share for personal lines. As we enter new states it takes time for the premiums to catch up to the initial expenses. That, coupled with the cutback in ceding commissions, has increased the expense ratio 4.2 points. Yet, we still posted a very satisfying 84.2% net combined ratio which includes 1.3 points of impact from catastrophes (0.0% in 2017). Second quarter Net Operating income grew by $.41 million to $2.84 million, up 17.1% over the prior year, in spite of our incurring interest expense of $.45 million ($0 in 2017)."

Dale Thatcher, Kingstone's Chief Operating Officer, continued, "I'm very pleased to see almost all measures moving in a positive direction. We are managing substantial growth while maintaining a mid-80's combined ratio and increasing our return on equity to 12.5% - a great reflection of how we are putting our new capital to work for our shareholders. We are currently leveraged at 1.1 to 1 premiums to surplus, and look to move that over time into the 1.5 to 1 range so that we can most efficiently generate returns. We still expect to achieve a combined ratio, excluding cat losses, of between a 79% and 85% for the full year and cat losses of between 5 points and 7.5 points on the combined ratio for the full year."

Financial Highlights Table

	Three Months Ended June 30,			Six Months Ended June 30,		
($ in thousands except per share data)	2018	2017	% Change	2018	2017	% Change
Direct written premiums	$ 36,864	$ 30,458	21.0%	$ 68,390	$ 56,584	20.9%
Net written premiums	$ 27,965	$ 19,727	41.8%	$ 51,665	$ 36,462	41.7%
Net premiums earned	$ 24,105	$ 16,954	42.2%	$ 46,942	$ 33,323	40.9%
Total ceding commission revenue	$ 1,691	$ 3,306	-48.9%	$ 3,386	$ 6,490	-47.8%
Net investment income	$ 1,557	$ 1,026	51.8%	$ 2,941	$ 1,884	56.1%
U.S. GAAP Net income	$ 2,757	$ 2,510	9.8%	$ 39	$ 3,981	-99.0%
U.S. GAAP Diluted EPS	$ 0.25	$ 0.23	8.7%	$ 0.00	$ 0.39	-100.0%
Comprehensive income (loss)	$ 1,651	$ 3,052	-45.9%	$ (3,144)	$ 4,905	-164.1%
Net operating income*	$ 2,842	$ 2,426	17.1%	$ 537	$ 3,931	-86.3%
Net operating income diluted EPS*	$ 0.26	$ 0.22	18.2%	$ 0.05	$ 0.38	-86.8%
Return on average equity (annualized)	12.5%	11.3%	1.2 pts	0.1%	10.8%	-10.7 pts
Net loss ratio	46.4%	44.0%	2.4 pts	60.6%	47.3%	13.3 pts
Net underwriting expense ratio	37.8%	33.6%	4.2 pts	38.2%	34.1%	4.1 pts
Net combined ratio	84.2%	77.6%	6.6 pts	98.8%	81.4%	17.4 pts
Effect of catastrophes on net combined ratio	1.3 pts	0 pts	1.3 pts	13 pts	0 pts	13 pts
Net combined ratio excluding the effect of catastrophes*	82.9%	77.6%	5.3 pts	85.8%	81.4%	4.4 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "information Regarding Non-GAAP Measures."

2018 Second Quarter Financial Review

Net Income:

Net income increased by 9.8% to $2.76 million during the three month period ended June 30, 2018, compared to net income of $2.51 million in the prior-year period. The increase in net income can be attributed primarily to a 42.2% increase in net premiums earned and a reduction in corporate income tax rates, partially offset by a 2.4 point increase in net loss ratio and a $1.6 million decrease in ceding commission revenue.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.25 per diluted share for the three months ended June 30, 2018, compared to $0.23 per diluted share for the three months ended June 30, 2017. EPS for the three month periods ended June 30, 2018 and 2017 was based on 10.82 million weighted average diluted shares outstanding for both periods.

Direct Written Premiums, Net Written Premiums and Net Premiums Earned. (See Definitions and Non-GAAP Measures below)

Direct written premiums for the second quarter of 2018 were $36.9 million, an increase of 21.0% from $30.5 million in the prior year period. The increase is primarily attributable to a 20.3% increase in the total number of policies in-force as of June 30, 2018 as compared to June 30, 2017.

Net written premiums increased 41.8% to $28.0 million during the three month period ended June 30, 2018 from $19.7 million in the prior year period.

Net premiums earned for the quarter ended June 30, 2018 increased 42.2% to $24.1 million, compared to $17.0 million in the quarter ended June 30, 2017.

Net Loss Ratio:

For the quarter ended June 30, 2018, the Company's net loss ratio was 46.4% compared to 44.0% in the prior period. The increase in the second quarter 2018 net loss ratio included 0.8 points from catastrophes recorded during the quarter, as well as some increases to weather claims from the fourth quarter 2017 and liability claims from prior periods.

Net Other Underwriting Expense Ratio:

For the quarter ended June 30, 2018, the net underwriting expense ratio was 37.8% as compared to 33.6% in the prior year period. The increase of 4.2 percentage points was largely due to a decrease in ceding commission revenue resulting from both the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%, and from a $0.3 million decrease in contingent ceding commissions. The change in quota share rates results in a significant decrease in ceding commission revenue and an increase in net premiums earned.

We refer to our New York business as "Core" [1] and the business in newly licensed states as "Expansion". The inception of our Expansion business in 2017 creates a lag in net premiums earned related to that business. This lag and the changes to quota share rates distort net underwriting expense ratio comparisons between periods. Therefore, we believe that utilizing the ratio of Core other underwriting expenses[1] to Core direct written premiums[1] offers a more consistent comparison between periods. The Core other underwriting expense ratio excludes start-up expenses related to Expansion business. The ratio of Core other underwriting expenses to Core direct written premiums increased by less than 1 percentage point for the three months ended June 30, 2018 compared to the prior year period.

Net Combined Ratio:

Kingstone's net combined ratio was 84.2% for the three month period ended June 30, 2018, compared to 77.6% for the prior year period.

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $186.3 million at June 30, 2018 compared to $143.4 million at June 30, 2017. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 89.5% of total investments at June 30, 2018 and 90.9% at June 30, 2017. The Company's effective duration on its fixed-income portfolio is 5.1 years.

---

[1] These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Additional Financial Information for Q2 2018" (visit www.kingstonecompanies.com).

Net investment income increased 51.8% to $1,557,000 for the second quarter of 2018 from $1,026,000 in the prior year period, largely due to an increase in invested assets.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of June 30, 2018, AOCI was $(2.50) million compared to $1.00 million at June 30, 2017.

Book Value
The Company's book value per share at June 30, 2018 was $8.32, a decrease of 2.1% compared to $8.50 at June 30, 2017.

FOR ADDITIONAL FINANCIAL INFORMATION PLEASE VISIT:
Kingstone Companies Q2 2018 Additional Financial Information

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Thursday, August 9, 2018, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:
Kingstone Companies Q2 2018 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represents the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve month period. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Core other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in New York.

Expansion other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Maine, New Hampshire and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Rhode Island, Massachusetts and Pennsylvania.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319